WELLS FARGO BANK, NATIONAL ASSOCIATION
WELLS FARGO SECURITIES, LLC
Duke Energy Center
550 South Tryon Street, 6th Floor
 Charlotte, North Carolina 28202

CONFIDENTIAL

August 28, 2018

Emergent BioSolutions Inc.
400 Professional Drive, Suite 400
Gaithersburg, Maryland 20879
Attention:  Richard S. Lindahl, Executive Vice President, Chief Financial Officer

Re: Project Aruba Commitment Letter

Ladies and Gentlemen:

Reference is made to the Credit Agreement dated as of September 29, 2017 (as amended, amended and restated, supplemented or otherwise modified from time to time, the "Credit Agreement") by and among Emergent BioSolutions Inc., a Delaware corporation (the "Borrower" or "you"), the lenders who are or may become party thereto (the "Existing Lenders") and Wells Fargo Bank, National Association ("Wells Fargo Bank"), as administrative agent.  You have advised Wells Fargo Bank and Wells Fargo Securities, LLC ("Wells Fargo Securities" and, together with Wells Fargo Bank, the "Commitment Parties" or "we" or "us") that the Borrower seeks senior secured credit financing to (a) fund a portion of the purchase price for the proposed acquisition (the "Acquisition") of all of the equity interests of that certain entity identified to us as "Aruba" and its subsidiaries (collectively, the "Acquired Company") from the current equity holders thereof (the "Sellers") pursuant to the Acquisition Agreement (as defined in Annex B attached hereto), whereby the Acquired Company will become a wholly owned direct or indirect subsidiary of the Borrower, (b) refinance certain existing indebtedness of the Acquired Company and its subsidiaries (the "Refinancing") and (c) pay fees, commissions and expenses in connection with the Transactions (as defined below).  You have further advised us that, in connection with the foregoing, you intend to finance the Transactions and the Panama Acquisition (as defined below) with the following sources:  (i) a combination of cash on hand and a borrowing of revolving loans under the Credit Agreement, as increased pursuant to the terms hereof, (ii) a new incremental term loan under the Credit Agreement in a principal amount of $450 million (the "Incremental Term Loan"), as described in the Summary of Incremental Term Loan Terms attached hereto as Annex A (the "Term Sheet") and (iii) the issuance of shares of your common stock to the Sellers.
In connection with the foregoing, you have requested that the Commitment Parties (a) provide the Incremental Term Loan, (b) provide an increase to the Revolving Credit Commitments under the Credit Agreement in an aggregate principal amount of $150 million (the "Revolving Facility Increase"), (c) use their commercially reasonable efforts to structure, arrange and syndicate the amendments to the Credit Agreement set forth on Annex B attached hereto (the "Credit Agreement Amendment") and (d) if the Credit Agreement Amendment cannot be completed on or prior to the Closing Date, provide senior revolving credit facilities in an aggregate principal amount of $200 million to refinance in full the outstanding loans and unfunded commitments for the Revolving Credit Facility under the Credit Agreement as of the date hereof (the "Replacement Facility").  For purposes hereof, the term "Senior Credit Facilities" shall mean (i) the Incremental Term Loan and (ii)(A) the Revolving Credit Facility under the Credit Agreement, after giving effect to the Credit Agreement Amendment and the Revolving Facility Increase, or (B) the Replacement Facility and the Revolving Facility Increase, as applicable.
Capitalized terms used but not defined herein shall have the meanings assigned to them (i) in the Term Sheet, (ii) in the Conditions Annex attached hereto as Annex C (the "Conditions Annex") if not defined in the Term Sheet and (iii) in the Credit Agreement if not defined in the Term Sheet or in the Conditions Annex.  This commitment letter, together with the annexes hereto, is hereinafter referred to as this "Commitment Letter".  As used herein, the term "Transactions" means, collectively, the Acquisition, the Refinancing, the funding of the Incremental Term Loan, the effectiveness of the Revolving Facility Increase, the effectiveness of the Credit Agreement Amendment or the Replacement Facility, as applicable, and the payment of fees, commissions and expenses in connection with each of the foregoing.  Except as the context otherwise requires, references to the "Borrower and its subsidiaries" will include the Acquired Company and its subsidiaries after giving effect to the Acquisition.  The date on which the conditions set forth in Section 5 are satisfied, or waived by all the Commitment Parties, the funding of the Incremental Term Loan occurs and the Revolving Facility Increase and the Credit Agreement Amendment or the Replacement Facility, as applicable, become effective is referred to as the "Closing Date". The "Panama Acquisition" shall mean the proposed acquisition (by merger or otherwise) of that certain entity identified as "Panama" and its subsidiaries (the "Panama Companies") as described in the Borrower's 8-K filed with the Securities and Exchange Commission on August 9, 2018, whereby the Panama Companies will become wholly owned direct or indirect subsidiaries of the Borrower, and the payment of the purchase price for the acquisition of the Panama Companies and the payment of fees, commissions and expenses in connection with the foregoing.
1. Commitments.  Upon the terms set forth in this Commitment Letter subject solely to the satisfaction or waiver of the conditions precedent set forth in Section 5 of this Commitment Letter and the Conditions Annex:
(a) Wells Fargo Bank is pleased to advise you of its commitment to provide to the Borrower (i) 100% of the principal amount of the Incremental Term Loan (the "Term Loan Commitment") and (ii) 100% of the principal amount of the Revolving Facility Increase (the "Revolving Facility Increase Commitment"); and
(b) solely in the event that the requisite consent for the Credit Agreement Amendment cannot be obtained, Wells Fargo Bank is pleased to advise you of its commitment to provide to the Borrower 100% of the principal amount of the Replacement Facility (the "Replacement Facility Commitment" and, together with the Term Loan Commitment and the Revolving Facility Increase Commitment, the "Commitments").
Notwithstanding the foregoing, the Replacement Facility Commitment shall automatically terminate upon the approval of the Credit Agreement Amendment by the Required Lenders under the Credit Agreement.  The Replacement Facility will, subject to the "market flex" provisions set forth in the Fee Letter, be on the same terms as the Revolving Credit Facility under the Credit Agreement and the other "Loan Documents" (as defined therein) as of the date hereof, but will (i) include the Credit Agreement Amendment, (ii) mature five (5) years following the Closing Date, (iii) include pricing consistent with the Incremental Term Loan as set forth in the Term Sheet and (iv) include such other changes as mutually agreed upon.  The documentation for the Replacement Facility shall include the Incremental Term Loan and the Revolving Facility Increase.
2. Titles and Roles.  Wells Fargo Securities will be "left" lead arranger and "left" bookrunner for the Transactions and will hold the roles and responsibilities customarily understood to be associated with such roles, including maintaining sole physical books for the Transactions.  Wells Fargo Bank will act as the sole administrative agent (in such capacity, the "Administrative Agent") for the Senior Credit Facilities.  No other roles, titles or economics in connection with the Transactions shall be awarded to any other party without our prior consent; provided that, on or prior to the date which is ten (10) business days after the date of this Commitment Letter, you may award roles, titles (including joint lead arranger, joint bookrunner, syndication agent, documentation agent or similar commensurate roles or titles) to up to four (4) additional financial institutions reasonably acceptable to Wells Fargo Securities that provide (or whose affiliates provide) commitments in respect of the Senior Credit Facilities on terms and conditions reasonably satisfactory to Wells Fargo Securities (each, an "Additional Arranger"), subject to the allocation of fees set forth in the Fee Letter (it being further agreed that Wells Fargo Securities will have the "left" and "highest" placement in any and all marketing materials or other documentation used in connection with the Senior Credit Facilities and shall hold the leading role and responsibilities conventionally associated with such placement, including maintaining sole physical books for the Senior Credit Facilities and no such Additional Arranger will have rights in respect of the management of the syndication of the Senior Credit Facilities (including, without limitation, in respect of "market flex" rights under the Fee Letter, over which Wells Fargo Securities will have sole control)).  Wells Fargo Securities confirms that J.P. Morgan Securities LLC (or any affiliate thereof, including JPMorgan Chase Bank, N.A.), PNC Capital Markets LLC (or any affiliate thereof, including PNC Bank, National Association), RBC Capital Markets, LLC (or any affiliate thereof) and Morgan Stanley Senior Funding, Inc. (or any affiliate thereof) are acceptable Additional Arrangers.  You agree that for the term of this Commitment Letter, neither you nor any of your subsidiaries will directly or indirectly offer, issue, place or syndicate any other debt financing or debt securities if such debt financing or debt securities could reasonably be expected to materially impair the syndication of the Senior Credit Facilities, or otherwise contact, approach or negotiate with respect thereto with, any person or persons other than through Wells Fargo Securities without the prior consent of Wells Fargo Securities (such consent not to be unreasonably withheld), other than (i) intercompany debt, (ii) borrowings under the Credit Agreement and any amendments, extensions, renewals, replacements or refinancings thereof (provided, that the aggregate principal amount of any existing credit facilities (other than in respect of accrued and unpaid interest, fees and expenses) shall not be increased pursuant to this clause (ii)), (iii) capital leases, letters of credit, purchase money, equipment financings and economic development loans incurred in the ordinary course of business and (iv) other debt, which is unsecured, in an aggregate principal amount up to $10,000,000. For avoidance of doubt, the Commitment Parties acknowledge that you may issue common stock as part of the consideration for the Acquisition and agree that such issuance and the transactions related thereto shall not be restricted by the terms of the immediately foregoing sentence.
3. Syndication.
(a) Wells Fargo Securities intends and reserves the right, both prior to and after the Closing Date, to secure commitments for the Senior Credit Facilities from a syndicate of banks, financial institutions and other investors (such banks, financial institutions and other investors committing to the Senior Credit Facilities, including Wells Fargo Bank, the "Lenders") upon the terms and subject to the conditions set forth in this Commitment Letter.  Wells Fargo Securities may commence syndication efforts at any time following the execution of this Commitment Letter and the public announcement by you of the Acquisition as mutually agreed between you and us.  Until the earlier of (i) the Closing Date so long as a Successful Syndication (as defined in the Fee Letter (as defined below)) is achieved and (ii) the date that is 60 days following the Closing Date (such earlier date, the "Syndication Date"), you agree that you will assist, and will cause your representatives and non-legal advisors to assist, and (subject to your rights in the Acquisition Agreement) will use commercially reasonable efforts to cause appropriate members of senior management of the Acquired Company to assist (to the extent not in contravention of the Acquisition Agreement), us in seeking to complete a timely syndication of the Senior Credit Facilities that is reasonably satisfactory to us and you.  Such assistance will include, without limitation, (i) providing promptly to Wells Fargo Securities upon request all information reasonably deemed necessary by Wells Fargo Securities in their evaluation of the Transactions and to complete the syndication of the Senior Credit Facilities, (ii) making senior management of the Borrower, and (subject to your rights in the Acquisition Agreement) using commercially reasonable efforts to make appropriate members of senior management of the Acquired Company, available on reasonable prior notice and at reasonable times and places, in each case, to be mutually agreed upon, (iii) hosting, with Wells Fargo Securities, not more than three (3) meetings and/or calls in connection with the initial syndication of the Senior Credit Facilities with potential Lenders at mutually agreed times and locations, (iv) assisting, (subject to your rights in the Acquisition Agreement) causing your advisors to assist and using commercially reasonable efforts to cause the Acquired Company to assist, Wells Fargo Securities in the preparation of one or more customary confidential information memorandum or other marketing materials to be used in connection with the Senior Credit Facilities (the "Marketing Documents"), (v) using commercially reasonable efforts to ensure that the syndication efforts of Wells Fargo Securities benefit materially from your existing lending relationships and (vi) providing as soon as reasonably practicable after the date of this Commitment Letter and prior to the commencement of general syndication of the Senior Credit Facilities (A) customary pro forma consolidated financial statements of the Borrower and its subsidiaries after giving effect to the Transactions and (B) customary forecasts of consolidated financial statements of the Borrower and its subsidiaries after giving effect to the Transactions for each year commencing with the first fiscal year following the Closing Date for the term of the Senior Credit Facilities (it being understood that the Acquired Company's financial statements are prepared in accordance with IFRS and, accordingly, such pro forma financial statements and forecasts of financial statements shall contain adjustments with respect thereto made in good faith and based upon assumptions believed by you to be reasonable at the time).  It is understood and agreed that you will not be required to provide any information to the extent that the provision thereof would violate (i) any attorney-client privilege, (ii) rule, law or regulation applicable to you or (iii) any obligation of confidentiality to a third party binding on you (as long as such confidentiality obligation was not entered into in contemplation of the Transactions).
(b) Wells Fargo Securities and/or one or more of its affiliates will exclusively manage all aspects of the syndication of the Senior Credit Facilities (in consultation with you and subject to your consent), including decisions as to the selection and number of potential Lenders to be approached, when they will be approached, whose commitments will be accepted, any titles offered to the Lenders and the final allocations of the commitments and any related fees among the Lenders (subject to the terms hereof), and Wells Fargo Securities will exclusively perform all functions and exercise all authority as is customarily performed and exercised in such capacities.  Without limiting your obligations to assist with the syndication efforts as set forth herein and in paragraph 11 of the Conditions Annex, it is understood that the Commitment hereunder is not conditioned upon the syndication of, or receipt of commitments in respect of, the Senior Credit Facilities and in no event shall the commencement of the syndication of the Senior Credit Facilities or the successful completion of the syndication of the Senior Credit Facilities constitute a condition to the availability of the Revolving Credit Increase, the Incremental Term Loan and, if applicable, the Replacement Facility, on the Closing Date.
4. Information.
(a) You represent and warrant (which representation and warranty with respect to the Acquired Company and its subsidiaries shall be to your knowledge) that (i) all information (other than the Projections (as defined below), other forward-looking information and information of a general economic or industry specific nature) concerning the Borrower and its subsidiaries, the Acquired Company and its subsidiaries and the Transactions that has been or will be made available to the Commitment Parties or the Lenders by you, or any of your representatives or subsidiaries on your or their behalf (the "Information") and any Marketing Document, when taken as a whole (x) is, and in the case of Information made available after the date hereof, will be, when furnished, complete and correct in all material respects and (y) does not, and in the case of Information made available after the date hereof, will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading and (ii) all financial projections concerning the Borrower and its subsidiaries, the Acquired Company and its subsidiaries and the Transactions that have been or will be made available to the Commitment Parties or the Lenders by you, or any of your representatives or subsidiaries on your or their behalf (the "Projections") have been and will be prepared in good faith based upon assumptions believed by you to be reasonable at the time made available to the Commitment Parties and the Lenders, it being understood that such Projections and other forward-looking information are not to be viewed as facts, are subject to significant uncertainties and contingencies, that no assurance can be given that any particular Projections or forward-looking statement will be realized and that actual results may vary materially from the Projections and other forward-looking statements.  You agree that if, at any time during the term of this Commitment Letter, you become aware that any of the representations and warranties contained in the preceding sentence would be incorrect in any material respect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will promptly supplement (or with respect to any Information relating to the Acquired Company and its subsidiaries, will use commercially reasonable efforts to cause the Acquired Company to supplement) the Information and the Projections so that (with respect to Information and Projections relating to the Acquired Company and subsidiaries, to your knowledge) such representations are correct in all material respects under those circumstances.  We will be entitled to use and rely upon, without responsibility to verify independently, the Information, any Marketing Document and the Projections in connection with the Senior Credit Facilities.
(b) You acknowledge that the Commitment Parties will make available, on your behalf, the Information, Projections, any Marketing Document and other marketing materials and presentations, including the confidential information memoranda (collectively, the "Informational Materials"), to the prospective Lenders by posting the Informational Materials on SyndTrak Online or by other similar electronic means (collectively, the "Electronic Means").  Before distribution of any Informational Materials to prospective Lenders, you shall provide us with a customary letter authorizing the dissemination of the Informational Materials and confirming the accuracy and completeness in all material respects of the information contained therein.
(c) You hereby authorize the Commitment Parties to download copies of the Borrower's trademark logos from its website and post copies thereof on the SyndTrak site or similar workspace established by the Commitment Parties to place or syndicate the Transactions and use the logos on any Marketing Documents.
5. Conditions to Commitments.  The Term Loan Commitment and the Replacement Facility Commitment are subject solely to the satisfaction (or waiver by all of the Commitment Parties) of the conditions precedent set forth in the Conditions Annex and the Limited Conditionality Provision (as defined below) set forth below.  The Revolving Increase Commitment is subject to the satisfaction (or waiver by all of the Commitment Parties) of the conditions precedent set forth in Section 5.13 and Section 6.2 of the Credit Agreement and the Conditions Annex.
Notwithstanding anything in this Commitment Letter, the Fee Letter or the Financing Documentation (as defined in the Conditions Annex) or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (a) the only representations relating to the Acquired Company, the Borrower and their respective subsidiaries and their respective businesses the accuracy of which shall be a condition to the availability of the Incremental Term Loan and, if applicable, the Replacement Facility, on the Closing Date shall be (i) such of the representations made by the Acquired Company or its subsidiaries or affiliates or with respect to the Acquired Company, its subsidiaries or their respective businesses in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that you or your affiliates have the right to terminate your or their respective obligations under the Acquisition Agreement or otherwise decline to close the Acquisition as a result of a breach of any such representations or as a result of any such representations not being accurate (in each case, determined without regard to any notice requirement) (such representations, the "Specified Acquisition Agreement Representations") and (ii) the Specified Representations (as defined below) and (b) the terms of the Financing Documentation shall be in a form such that they do not impair the availability of the Incremental Term Loan and, if applicable, the Replacement Facility, on the Closing Date if the conditions set forth in the Conditions Annex are satisfied or waived (it being understood that, to the extent any security interest in any of the property of the Acquired Company and its subsidiaries (including the perfection of any security interest, to the extent required by the Credit Agreement and the Financing Documentation) is not or cannot be perfected on the Closing Date (other than security interests that may be perfected solely by the filing of a financing statement under the Uniform Commercial Code and the pledge and perfection of the security interest in the equity interests required to be provided pursuant to the Credit Agreement or other Loan Documents (in the case of the Acquired Company and its subsidiaries, solely to the extent received by you, so long as you have used commercially reasonable efforts to obtain such certificates)) after your use of commercially reasonable efforts to do so without undue burden or expense, then the perfection of such security interests shall not constitute a condition precedent to the availability of the Incremental Term Loan and, if applicable, the Replacement Facility, on the Closing Date, but may instead be perfected after the Closing Date pursuant to arrangements and timing to be mutually agreed by the Administrative Agent and the Borrower acting reasonably on terms consistent with the Credit Agreement, including pursuant to Section 8.12 thereof).  For purposes hereof, "Specified Representations" means the representations and warranties set forth in (or substantially similar to) each of the following Sections of the Credit Agreement: Section 7.1(a), Section 7.1(b)(ii) and Section 7.2(a) (in each case with respect to Sections 7.1(a), 7.1(b)(ii) and 7.2(a), relating to the entering into and performance of the Financing Documentation and the incurrence of the Incremental Term Loan and, if applicable, the Replacement Facility), Section 7.4, Section 7.14, Section 7.18, Section 7.19 (as of the Closing Date and after giving effect to the Transactions) and, subject to the limitations set forth above, Section 7.21, of the Credit Agreement.  This paragraph, and the provisions herein, shall be referred to as the "Limited Conditionality Provision".
6. Fees.  As consideration for the commitments and agreements of the Commitment Parties hereunder, you agree to cause to be paid the nonrefundable fees described in fee letter dated the date hereof and delivered herewith among you and the Commitment Parties (the "Fee Letter"), on the terms and subject to the conditions set forth therein.
7. Expenses.  You agree to reimburse the Commitment Parties and their respective affiliates, from time to time on demand for all reasonable and documented out-of-pocket costs and expenses of the Commitment Parties and their respective affiliates, including, without limitation, reasonable and documented legal fees and out-of-pocket expenses (which shall be limited, in the case of legal fees and expenses, to the reasonable fees and out-of-pocket expenses of McGuireWoods, LLP, as primary counsel and, if reasonably necessary, a single local counsel in each relevant jurisdiction), due diligence expenses and all printing, reproduction, document delivery, travel, CUSIP, SyndTrak, Markit, ClearPar and communication costs incurred in connection with the syndication and execution of the Transactions and the arrangement thereof and the preparation, review, negotiation, execution, delivery and enforcement of this Commitment Letter and the preparation, review, negotiation, execution and delivery of definitive financing documentation whether or not any of the Transactions are consummated; provided, however, notwithstanding anything to the contrary herein, your reimbursement obligations with respect to the out-of-pocket costs and expenses of the Commitment Parties and their affiliates (excluding legal fees and expenses) shall not exceed $50,000.
8. Indemnification.
(a) You agree to indemnify and hold harmless the Commitment Parties and their affiliates and each of their respective affiliates, directors, officers, employees, partners, representatives, advisors and agents and each of their respective heirs, successors and assigns (each, an "Indemnified Party") from and against any and all actions, suits, losses, claims, damages, penalties, liabilities and expenses of any kind or nature (including reasonable, documented legal fees and out-of-pocket expenses), joint or several, to which such Indemnified Party may become subject or that may be incurred or asserted or awarded against such Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) this Commitment Letter or the Acquisition (including, without limitation, the execution and delivery of this Commitment Letter, the definitive financing documentation for the Senior Credit Facilities and the closing of the transactions contemplated hereby or thereby), or (ii) the use or the contemplated use of the proceeds of the Senior Credit Facilities and will promptly reimburse each Indemnified Party for all reasonable, documented out-of-pocket expenses (including reasonable attorneys' fees, expenses and charges) as they are incurred in connection with any of the foregoing; provided that no Indemnified Party will have any right to indemnification for any of the foregoing to the extent resulting from (x) the gross negligence, bad faith or willful misconduct of such Indemnified Party or any of such Indemnified Party's affiliates, partners, trustees, shareholders, directors, officers, employees, representatives or controlling person (any such person, a "Related Person") as determined by a court of competent jurisdiction in a final non-appealable judgment, (y) such Indemnified Party's or any of its Related Person's material breach of its obligations hereunder as determined by a court of competent jurisdiction in a final non-appealable judgment, or (z) any dispute solely among Indemnified Parties, other than any claims against Wells Fargo Securities or any of its affiliates in its respective capacity or in fulfilling its role as an administrative agent or arranger or any similar role hereunder or under the Credit Agreement, and other than any claims arising out of any act or omission on the part of you or your subsidiaries or controlled affiliates; provided  further that, notwithstanding the foregoing, with respect to attorney's fees, you shall have no obligation to reimburse any Indemnified Party for more than one primary counsel for all Indemnified Parties and, if reasonably necessary, a single local counsel for all Indemnified Parties in each relevant jurisdiction (unless there is an actual or perceived conflict of interest in which case each such Indemnified Party may retain its own counsel).
(b) In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by you, your equity holders or creditors or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. You also agree that no Indemnified Party will have any liability (whether direct or indirect, in contract or tort, or otherwise) to you or your affiliates or to your or their respective equity holders or creditors arising out of, related to or in connection with any aspect of the transactions contemplated hereby, except to the extent such liability to you is determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party's or its Related Person's gross negligence, bad faith or willful misconduct or a material breach of its obligations under this Commitment Letter. No Indemnified Party will be liable for any indirect, consequential, special or punitive damages in connection with this Commitment Letter or any element of the transactions contemplated hereunder. No Indemnified Party will be liable to you, your affiliates or any other person for any damages arising from the use by others of Informational Materials or other materials obtained by Electronic Means, except to the extent that your damages are found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnified Party or a material breach of its obligations under this Commitment Letter. You shall not, without the prior written consent of each Indemnified Party affected thereby, settle any threatened or pending claim or action that would give rise to the right of any Indemnified Party to claim indemnification hereunder unless such settlement (x) includes a full and unconditional release of all liabilities arising out of such claim or action against such Indemnified Party and (y) does not include any statement as to or an admission of fault, culpability or failure to act by or on behalf of such Indemnified Party.
9. Confidentiality.
(a) This Commitment Letter and the Fee Letter (collectively, the "Commitment Documents") and the contents hereof and thereof shall be confidential and may not be disclosed, directly or indirectly, by you in whole or in part to any person without our prior written consent, except for (i) the disclosure hereof or thereof on a confidential basis to your directors, officers, employees, accountants, attorneys and other professional advisors who have been advised of their obligation to maintain the confidentiality hereof for the purpose of evaluating, negotiating or entering into the Transactions, (ii) the disclosure of the Commitment Documents as required by law or other compulsory process (in which case, you agree, to the extent permitted by law, to inform us promptly in advance thereof), (iii) the disclosure of the Commitment Documents (provided that any information relating to fees and expenses has been redacted in a manner reasonably acceptable to us) in any required filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges, (iv) the disclosure of the Commitment Documents on a confidential basis to the directors, officers, employees, accountants, agents, attorneys and other professional advisors of the Acquired Company who have agreed to maintain the confidentiality of the Commitment Documents in connection with their consideration of the Acquisition (provided that any information relating to pricing (including any "market flex" provisions that relate to pricing), fees and expenses has been redacted in a manner reasonably acceptable to us), and (v) the disclosure of the aggregate fee amount contained in the Commitment Documents (but not the Commitment Documents themselves) as part of the Projections, pro forma information or a generic disclosure of aggregate sources and uses related to the Transactions to the extent customary or required in the Marketing Documents.  In connection with any disclosure by you to any third party as set forth above (except as set forth in clauses (ii) and (iii) above), you shall notify such third party of the confidential nature of the Commitment Documents and agree to be responsible for any failure by any third party to whom you disclosed any Commitment Document or any portion thereof to maintain the confidentiality of the Commitment Documents or any portion thereof.  The provisions of this paragraph with respect to the Borrower and its affiliates and relating solely to this Commitment Letter shall automatically terminate on the date that is two (2) years following the date of this Commitment Letter.
(b) The Commitment Parties shall use all confidential information provided to it by or on behalf of you or your affiliates during the term of this Commitment Letter solely for the purposes of providing the services that are the subject of this Commitment Letter and shall treat all such information as confidential; provided that nothing herein shall prevent the Commitment Parties or their affiliates from disclosing any such information, (i) on a confidential basis to your affiliates, directors, officers, employees, accountants, attorneys and other professional advisors who have been advised of their obligation to maintain the confidentiality hereof for the purpose of evaluating, negotiating or entering into the Transactions, (ii) to any Lenders or prospective Lenders (provided that any such disclosure shall be made subject to the acknowledgment and acceptance by such Lender or prospective Lender that such information is being disseminated on a confidential basis in accordance with the standard syndication processes of Wells Fargo Securities), (iii) pursuant to the order of any court or administrative agency or in any judicial or administrative proceeding or as otherwise required by law or compulsory legal process (in which case the Commitment Parties shall use commercially reasonable efforts to promptly notify you, in advance, to the extent practicable and permitted by law), (iv) upon the request or demand of any regulatory authority having jurisdiction over such party (in which case the Commitment Parties shall use commercially reasonable efforts to, except with respect to any audit or examination conducted by bank accountants or any governmental regulatory authority exercising examination or regulatory authority, promptly notify you, in advance, to the extent practicable and permitted by law), (v) to their respective affiliates involved in the Transactions and their and their affiliates' respective directors, officers, employees, accountants, attorneys, agents and other professional advisors (collectively, "Representatives") on a need-to-know basis who are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential, (vi) to the extent that such information is independently developed by any of the Commitment Parties, so long as none of the Commitment Parties have otherwise breached their confidentiality obligations hereunder and have not developed such information based on information received from a third party that to their knowledge has breached confidentiality obligations owing to you, (vii) to the extent any such information becomes publicly available other than by reason of disclosure by us in breach of this Commitment Letter, (viii) to the extent that such information is received by the Commitment Parties or any of their affiliates from a third party that is not to its knowledge subject to confidentiality obligations to you or your affiliates, (ix) for purposes of establishing a "due diligence" defense, (x) in connection with the exercise of any remedies hereunder, any action or proceeding relating to this Commitment Letter or the enforcement of rights hereunder, or (xi) with your prior written consent.  The provisions of this paragraph with respect to the Commitment Parties and their affiliates shall automatically terminate on the earlier of (x) two years following the date of this Commitment Letter and (y) the execution of the definitive documentation for the Senior Credit Facilities (in which case, the confidentiality provisions in the Credit Agreement shall supersede the provisions of this paragraph).  Except as set forth in the Credit Agreement, the terms of this paragraph shall supersede all prior confidentiality or non-disclosure agreements and understandings between you and Wells Fargo Securities relating the Transactions.
(c) The Commitment Parties shall be permitted to use information related to the Transactions in connection with press releases or other transactional announcements or updates provided to trade publications, subject to your prior approval (not to be unreasonably withheld) and confidentiality obligations or disclosure restrictions reasonably requested by you.  During the term of this Commitment Letter, the Commitment Parties shall have the right to review and approve any public announcement (other than required public filings, including any 8-K, 10-Q, 10-K or other filing with the Securities and Exchange Commission) made by you or your representatives relating to the syndication or initial closing of the Transactions and referencing the Commitment Parties or any of their respective affiliates, before any such announcement is made (such approval not to be unreasonably withheld or delayed), provided, that the Commitment Parties shall be deemed to have approved any such public announcement unless it shall object thereto within two (2) days after having received such proposed public announcement.
10. PATRIOT Act Notification.  The Commitment Parties hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the "PATRIOT Act"), they are required to obtain, verify and record information that identifies you and any additional borrowers and guarantors under the Credit Agreement, which information includes your and/or their respective names, addresses, tax identification numbers and other information that will allow the Commitment Parties and the other Lenders to identify you and such other parties in accordance with the PATRIOT Act.  This notice is given in accordance with the requirements of the PATRIOT Act and is effective for each of us and the Lenders.
11. Other Services.
(a) Without limiting Section 9 of this Commitment Letter, nothing contained herein shall limit or preclude the Commitment Parties or any of their respective affiliates from carrying on any business with, providing banking or other financial services to, or from participating in any capacity, including as an equity investor, in any party whatsoever, including, without limitation, any competitor, supplier or customer of you or any of your affiliates, or any other party that may have interests different than or adverse to such parties.
(b) You acknowledge that the Commitment Parties and their respective affiliates (the term "Commitment Parties" as used in this Section being understood to include such affiliates) (i) may be providing debt financing, equity capital or other services (including financial advisory services) to other entities or persons with which you or your affiliates may have conflicting interests regarding the Transactions and otherwise, (ii) may act, without violation of its contractual obligations to you, but subject to Section 9 of this Commitment Letter (Confidentiality), as it deems appropriate with respect to such other entities or persons, and (iii) have no obligation in connection with the Transactions to use, or to furnish to you or your affiliates or subsidiaries, confidential information obtained from other entities or persons.
(c) In connection with all aspects of the Transactions, you acknowledge and agree that: (i) the Transactions and any related arranging or other services contemplated in this Commitment Letter constitute an arm's-length commercial transaction between you and your subsidiaries, on the one hand, and the Commitment Parties, on the other hand, and you are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the Transactions, (ii) in connection with the process leading to the Transactions, the Commitment Parties is and has been acting solely as a principal and not as a financial advisor, agent or fiduciary, for you or any of your management, subsidiaries, directors, officers or employees, (iii) the Commitment Parties have not assumed nor will assume an advisory, agency or fiduciary responsibility in your or your subsidiaries' favor with respect to any of the Transactions or the process leading thereto (irrespective of whether any of the Commitment Parties has advised or is currently advising you or your subsidiaries on other matters) and the Commitment Parties have no obligation to you or your subsidiaries with respect to the Transactions except, upon our acceptance of this Commitment Letter as set forth below, those obligations expressly set forth herein, (iv) the Commitment Parties may be engaged in a broad range of transactions that involve interests that differ from yours and those of your subsidiaries and the Commitment Parties shall have no obligation to disclose any of such interests, and (v) the Commitment Parties have not provided any legal, accounting, regulatory or tax advice with respect to any of the Transactions and you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate.  You hereby agree not to assert, to the fullest extent permitted by law, any claims that you may have against the Commitment Parties with respect to any breach or alleged breach of agency, fiduciary duty or conflict of interest in respect to the transactions contemplated by this Commitment Letter.
12. Acceptance/Expiration of Commitments.
(a) This Commitment Letter and the Commitment of Wells Fargo Bank and the undertakings of Wells Fargo Securities set forth herein shall automatically terminate at 5:00 p.m. (Eastern Time) on August 31, 2018 (the "Acceptance Deadline"), without further action or notice unless signed counterparts of this Commitment Letter and the Fee Letter shall have been delivered to Wells Fargo Securities by such time.  This Commitment Letter will become binding on the Borrower only after it has been executed by you and delivered to us on or before the Acceptance Deadline.
(b) In the event this Commitment Letter and the Fee Letter are accepted by you as provided above, the Commitment of Wells Fargo Bank and the undertakings of Wells Fargo Securities set forth herein will automatically terminate without further action or notice upon the earliest to occur of (i) receipt by the Commitment Parties of written notice of termination from you, (ii) the consummation of the Acquisition (with or without the use of the Senior Credit Facilities), (iii) the termination of the Acquisition Agreement and (iv) 11:59 p.m. (Eastern Time) on the earliest to occur of (A) December 31, 2018 or (B) the outside date for the termination of the Acquisition Agreement, if the closing of the Acquisition shall not have occurred by such time.
13. Survival.  The sections of this Commitment Letter relating to "Expenses", "Indemnification", "Confidentiality", "Other Services", "Survival", "Governing Law" and "Miscellaneous" shall survive the termination or expiration of this Commitment Letter and shall remain in full force and effect (subject to the terms thereof) notwithstanding the termination or expiration of this Commitment Letter.
14. Governing Law.  THE COMMITMENT DOCUMENTS, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF OR THEREOF), SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 AND SECTION 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REFERENCE TO ANY OTHER CONFLICTS OR CHOICE OF LAW PRINCIPLES HEREOF OR THEREOF.  EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM ARISING OUT OF THE COMMITMENT DOCUMENTS OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.  With respect to any suit, action or proceeding arising in respect of the Commitment Documents or any of the matters contemplated hereby or thereby, the parties hereto hereby irrevocably and unconditionally submit to the exclusive jurisdiction of any state or federal court located in the Borough of Manhattan and irrevocably and unconditionally waive any objection to the laying of venue of such suit, action or proceeding brought in such court and any claim that such suit, action or proceeding has been brought in an inconvenient forum.  The parties hereto hereby agree that service of any process, summons, notice or document by registered mail addressed to you or us will be effective service of process against such party for any action or proceeding relating to any such dispute.  A final judgment in any such action or proceeding may be enforced in any other courts with jurisdiction over you or the Commitment Parties, as applicable.
15. Miscellaneous.  The Commitment Documents embody the entire agreement and understanding among the Commitment Parities and you and your subsidiaries with respect to the specific matters set forth above and supersedes all prior agreements and understandings relating to the subject matter hereof.  No person has been authorized by any Commitment Party to make any oral or written statements inconsistent with the Commitment Documents.  The Commitment Documents shall not be assignable by you without the prior written consent of the Commitment Parties and any purported assignment without such consent shall be void.  The Commitment Documents are not intended to benefit or create any rights in favor of any person other than the parties hereto and thereto, the prospective Lenders and, with respect to indemnification, each Indemnitee.  The Commitment Documents may be executed in separate counterparts and delivery of an executed signature page hereof or thereof by facsimile or electronic mail shall be effective as delivery of a manually executed counterpart hereof or thereof; provided that, upon the request of any party hereto or thereto, such facsimile transmission or electronic mail transmission shall be promptly followed by the original thereof.  If any term, provision, covenant or restriction contained in the Commitment Documents is held by a court of competent jurisdiction to be invalid, void or unenforceable or against public policy, the remainder of the terms, provisions, covenants and restrictions contained herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated.  You and the Commitment Parties shall endeavor in good faith negotiations to replace the invalid, void or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, void or unenforceable provisions.  The Commitment Documents may only be amended, modified or superseded by an agreement in writing signed by each of the parties thereto and shall remain in full force and effect and not be superseded by any other documentation unless such other documentation is signed by each of the parties hereto and expressly states that such Commitment Document is superseded thereby.
[Signature Pages Follow]
Please indicate your acceptance of this Commitment Letter by signing in the space provided and returning the original copy to us, together with executed counterparts of the Fee Letter, by no later than the Acceptance Deadline.  We are pleased to have the opportunity to assist you in connection with this proposed financing transaction.

Sincerely,

WELLS FARGO BANK, NATIONAL ASSOCIATION

              /s/ Kent Davis
      By:________________________________________
          Wells Fargo Bank, N.A.
    Name:   Kent Davis
       Title:     Managing Director

WELLS FARGO SECURITIES, LLC

                                                                    /s/ Stephen M. Neill
By:________________________________________
       Name:   Stephen M. Neill
       Title: Managing Director

Agreed to and accepted as of the date first
above written:

EMERGENT BIOSOLUTIONS INC.

      /s/ Richard S. Lindahl
By: ____________________________________
       Name: Richard S. Lindahl
       Title:   Executive Vice President, Chief Financial Officer

Annex A
PROJECT ARUBA
SUMMARY OF INCREMENTAL TERM LOAN TERMS
Capitalized terms not otherwise defined herein shall have the same meanings as specified therefor in the Commitment Letter to which this Annex A is attached.

Borrower:	Emergent BioSolutions Inc., a Delaware corporation ("Borrower").
Left Lead Arranger and Left Bookrunner:	Wells Fargo Securities, LLC.
Administrative Agent:	Wells Fargo Bank, National Association.
Closing Date:	The date on which each of the conditions set forth in the Conditions Annex is satisfied or waived and the Incremental Term Loan is funded (the "Closing Date").
Incremental Term Loan:
A term loan in an aggregate principal amount of $450 million designated as an Incremental Term Loan under the Credit Agreement, which shall be available to be drawn in a single advance on the Closing Date (the "Incremental Term Loan").

Use of Proceeds:
The proceeds of the Incremental Term Loan shall be used on the Closing Date (i) to finance a portion of the consideration for the Acquisition (which may include direct or indirect equity contributions, loans or investments by the Borrower or a direct or indirect wholly owned domestic subsidiary thereof to one or more direct or indirect wholly owned foreign subsidiaries (other than ownership of any equity interest in such foreign subsidiaries by a director if required by law) of the Borrower to finance all or a portion of the consideration for the Acquisition and related costs and expenses; provided that such investments in an amount of not less than the initial principal amount of the Incremental Term Loan shall be made as an intercompany loan from a Credit Party to such foreign subsidiary or subsidiaries, which loan shall be evidenced by a promissory note and pledged as Collateral), (ii) to refinance certain indebtedness of the Acquired Company and (iii) to pay or reimburse fees, commissions and expenses in connection with the Transactions.

Financing Documentation:
The documentation for the Incremental Term Loan will include, among other items, an Incremental Facility Amendment (as defined in the Credit Agreement), guarantees and appropriate pledge and security documents pursuant to the terms and conditions set forth in Section 5.13 of the Credit Agreement, subject to the Limited Conditionality Provision.

Guarantors and Security:	The Incremental Term Loan will be guaranteed and secured on a pari passu basis with the other obligations under the Credit Agreement.
Incremental Term Loan Maturity:	The final maturity of the Incremental Term Loan will occur on the 5th anniversary of the Closing Date.
Amortization:
The Incremental Term Loan will amortize in equal quarterly installments based on the following annual percentages of the initial principal amount of the Incremental Term Loan:  See Amortization Schedule below.

Such payments shall beginning on the last day of the first full fiscal quarter ending after the Closing Date, with the remainder due on the Incremental Term Loan Maturity Date.

Optional Prepayments:
The Incremental Term Loan may be prepaid by the Borrower, upon notice and in minimum principal amounts and in multiples to be agreed upon, without premium or penalty (except LIBOR breakage).  Any optional prepayment of the Incremental Term Loan will be applied as directed by the Borrower.

Mandatory Prepayments:
The Incremental Term Loan will be required to be prepaid with:
(a) 100% of the Net Cash Proceeds of the issuance or incurrence of debt (other than debt permitted under the Credit Agreement, including any Incremental Loans) by the Borrower or any of its subsidiaries (and for avoidance of doubt, any intercompany loan made by the Borrower to a foreign subsidiary as contemplated in the "Use of Proceeds" section hereof shall not trigger a mandatory prepayment); and
(b) 100% of the Net Cash Proceeds of all asset sales, insurance proceeds, condemnation proceeds and other dispositions under Sections 9.5(f), (g), (i), (k) and (o) of the Credit Agreement; provided that the Borrower shall not be required to make any such prepayment in connection with any disposition by a direct or indirect foreign subsidiary of the Borrower to the extent that and for so long as the application of such proceeds would (i) be prohibited by applicable local law (and the Borrower hereby agrees to, and to cause the applicable foreign subsidiary to, promptly take all actions reasonably required by applicable local law to permit such application) or (ii) result in material adverse tax consequences (taking into account any foreign tax credit or benefit that would be actually realized in connection with the repatriation of such funds); provided further that, subject to no continuing Event of Default, dispositions with aggregate Net Cash Proceeds not to exceed $100 million during the term of the Credit Agreement shall be excluded from any prepayment requirement; provided further that, subject to no continuing Event of Default, the Borrower may elect to reinvest such Net Cash Proceeds in assets used or useful for the business of the Borrower within twelve months following receipt of such Net Cash Proceeds or, if the Borrower enters into a binding commitment to reinvest such Net Cash Proceeds within twelve months following receipt thereof, within six months following the date of such commitment.
All such mandatory prepayments of the Incremental Term Loan will be applied to reduce, first, the next eight scheduled amortization payments on the Incremental Term Loan in direct order of maturity and, thereafter, the remaining scheduled amortization payments on the Incremental Term Loan on a pro rata basis.
"Net Cash Proceeds" means, with respect to each event, the gross cash proceeds received by the Borrower or any of its subsidiaries in respect of such event (including any cash or cash equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) net of the sum of (i) all fees and expenses incurred in connection with such event by the Borrower or any of its subsidiaries, (ii) the amount of all payments required to be made by the Borrower or any of its subsidiaries as a result of such event to repay indebtedness secured by such assets, (iii) the amount of all taxes paid (or reasonably estimated by the Borrower to be payable; provided that, if such estimated taxes exceed the amount of actual taxes required to be paid in cash in respect of such event, the amount of such excess shall constitute Net Cash Proceeds) by the Borrower or any of its subsidiaries in connection with such event, and (iv) the amount of any reserves established by the Borrower or any of its subsidiaries in accordance with GAAP to fund purchase price adjustments, indemnification and similar contingent liabilities, the amount of which are reasonable ascertainable on or prior to the consummation of such event; provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds.

Applicable Margin:
The initial Applicable Margin for the Incremental Term Loan will be determined based on the Consolidated Net Leverage Ratio on the Closing Date; provided that after the date on which the Borrower will have delivered financial statements for the first full fiscal quarter ending after the Closing Date, the Applicable Margin will be determined in accordance with the following pricing grid:  See Applicable Margin Grid below.

Applicable Margin Grid:
I	Less than 2.00 to 1.00	1.50%	0.50%
II	Greater than or equal to 2.00 to 1.00, but less than 2.50 to 1.00	1.75%	0.75%
III	Greater than or equal to 2.50 to 1.00, but less than 3.00 to 1.00	2.00%	1.00%
IV	Greater than or equal to 3.00 to 1.00	2.25%	1.25%

Amortiziation Schedule:
Other Terms:	As set forth in the Credit Agreement.
Year	Percentage
1	2.5%
2	2.5%
3	5.0%
4	7.5%
5	7.5%

Annex B
PROJECT ARUBA
SUMMARY OF CREDIT AGREEMENT AMENDMENT
Capitalized terms not otherwise defined herein shall have the same meanings as specified therefor in the Commitment Letter to which this Annex is attached.

Incremental Loan Commitments:
The Credit Agreement to be amended to permit the incurrence of the Incremental Term Loan and the Revolving Facility Increase (including any modification to the terms thereof set forth in the "market flex" provisions of the Fee Letter) in an aggregate principal amount of up to $700 million.  For the avoidance of doubt, the aggregate principal amount of the Senior Credit Facilities following such incurrence shall be up to $900 million.

Incremental Facilities Limit:
The definition of "Incremental Facilities Limit" to be amended to permit additional Incremental Loans and/or Incremental Loan Commitments incurred after the Closing Date of up to the sum of (a) the amount of additional Indebtedness that would cause the Consolidated Secured Leverage Ratio (to be calculated net of all Unrestricted Cash and Cash Equivalents) as of the most recently ended fiscal quarter prior to the incurrence of such additional Indebtedness (or in the case of any additional Indebtedness, the proceeds of which will finance a Limited Condition Acquisition, the date determined pursuant to Section 1.14 of the Credit Agreement) for which financial statements have been delivered to the Administrative Agent hereunder, calculated on a pro forma basis after giving effect to the incurrence of such additional Indebtedness and any Limited Condition Acquisition to be consummated using the proceeds of such additional Indebtedness and assuming that any proposed Incremental Revolving Credit Increase is fully drawn at such time and after giving effect to the use of proceeds thereof, not to exceed 2.50 to 1.00 plus (b) $200 million less the total aggregate initial principal amount (as of the date of incurrence thereof) of all Incremental Loan Commitments and Incremental Loans previously incurred under this clause (b) (other than the Incremental Term Loan and the Revolving Facility Increase).

Swingline Commitment:	To be amended to increase the Swingline Commitment to $37.5 million.
Other Amendments:
Market updates for beneficial ownership certification and ERISA representations relating to "plan assets".
Delete Section 9.2(i) of the Credit Agreement and replace with the following: "other Investments not exceeding $25,000,000 at any time outstanding;".
Section 9.5 of the Credit Agreement to be amended to permit (a) the Borrower to assign all or part of its rights and/or obligations as "Buyer" under the Acquisition Agreement or all or part of its rights or obligations under any Related Agreement (as defined in the Acquisition Agreement), in each case, to a direct or indirect wholly-owned domestic or foreign subsidiary of the Borrower and (b) such wholly-owned subsidiary to further assign such rights and/or obligations as "Buyer" under the Acquisition Agreement or such rights or obligations under any such Related Agreement, in each case, to another direct or indirect domestic or foreign wholly-owned subsidiary of the Borrower, in each case on or prior to the Closing Date.
Section 9.11(b) of the Credit Agreement to be amended (a) to permit a maximum Consolidated Net Leverage Ratio of 4.00 to 1.00, with step downs to (x) 3.75 to 1.00 on September 30, 2019 and (y) 3.50 to 1.00 on September 30, 2020, (b) provide that the Leverage Ratio Increase shall only be available after the first step-down referenced above and only to a maximum Consolidated Net Leverage Ratio of 4.00 to 1.00 and (c) as otherwise mutually agreed.

Annex C
PROJECT ARUBA
CONDITIONS ANNEX
Capitalized terms not otherwise defined herein shall have the same meanings as specified therefor in the Commitment Letter to which this Annex is attached.
The closing and the funding of the Incremental Term Loan and, if applicable, the Replacement Facility, will be subject solely to the satisfaction of the following conditions precedent:
1.
The Borrower shall have executed and delivered applicable definitive documentation for (a) the Incremental Term Loan, as required pursuant to Section 5.13 of the Credit Agreement and/or (b) the Replacement Facility, as applicable, in each case, consistent with the Commitment Letter and the Term Sheet (which shall be subject to the Limited Conditionality Provision) (collectively, the "Financing Documentation") and Wells Fargo Securities shall have received customary legal opinions, customary evidence of authorization, organizational documents, customary lien searches, customary officer's certificates, good standing certificates (to the extent applicable) in the jurisdiction of organization of each of the Borrower and the Guarantors and a certificate from the chief financial officer of the Borrower with respect to solvency (on a consolidated basis) of the Borrower and its subsidiaries as of the Closing Date after giving effect to the Transactions in substantially the form attached hereto as Exhibit I.

2.
Wells Fargo Securities will have received (a) in form and substance reasonably satisfactory thereto, true and correct, fully-executed copies of the Acquisition Agreement and all exhibits and schedules thereto and (b) evidence that the Acquisition has been approved by the board of directors of the Acquired Company.[1]  The Acquisition shall have been consummated substantially concurrently with the initial funding of the Incremental Term Loan and, if applicable, the Replacement Facility, in all material respects in accordance with the terms of the Share Purchase Agreement dated as of August 28, 2018, by and among Adapt Pharma Limited, an Irish private company limited by shares, the sellers described therein, Seamus Mulligan, an individual, as sellers' representative, and the buyer party thereto (the "Acquisition Agreement") without giving effect to any amendments, waivers, modifications or consents thereunder that are materially adverse to the interests of the Lenders or Wells Fargo Securities unless approved in writing by Wells Fargo Securities, such approval not to be unreasonably withheld or delayed; provided that (a) any increase in the purchase price shall be deemed to be not materially adverse to the Lenders so long as such increase is not funded with additional indebtedness (other than Revolving Loans under the Credit Agreement), (b) any reduction of 10% or less in the purchase price for the Acquisition shall be deemed to be not materially adverse to the Lenders so long as any such reduction of the total purchase price for the Acquisition is applied to reduce the amount of the Incremental Term Loan on a dollar-for-dollar basis and (c) any amendment, waiver or other modification of (i) the definition of "Company Material Adverse Effect" as set forth therein or (ii) the third party beneficiary rights or related provisions of the Acquisition Agreement applicable to the Commitment Parties and/or the Lenders, shall be materially adverse to the interests of the Lenders.

3.
No Event of Default under any of Sections 10.1(a) or 10.1(f) of the Credit Agreement shall have occurred and be continuing both before and after giving effect to the Acquisition and any indebtedness incurred in connection therewith (including the Senior Credit Facilities).

4.
The Specified Acquisition Agreement Representations will be true and correct to the extent required by the Limited Conditionality Provision and the Specified Representations shall be true and correct in all material respects (or if such Specified Representation is qualified by materiality or material adverse effect, in all respects).

5.
The Refinancing shall have been consummated prior to, or shall be consummated substantially simultaneously with, the borrowing of the Incremental Term Loan, and the Administrative Agent shall have received customary payoff letters in connection therewith confirming that all indebtedness with respect thereto shall have been fully repaid (except to the extent being so repaid with the proceeds of the Incremental Term Loan) and all commitments thereunder shall have been terminated and cancelled and all liens in connection therewith shall have been terminated and released, in each case prior to or concurrently with the borrowing of the Incremental Term Loan.  On the Closing Date, after giving effect to the Transactions, neither the Acquired Company nor any of its subsidiaries shall have any outstanding indebtedness (other than indebtedness permitted under the Credit Agreement and the Acquisition Agreement).

6.	Since the date of the Acquisition Agreement, there has not occurred any Company Material Adverse Effect (as defined in the Acquisition Agreement).
7.	Wells Fargo Securities shall have received each of the following:
(a)
unaudited consolidated balance sheets and related consolidated statements of income of the Acquired Company and its subsidiaries for each subsequent fiscal quarter ended after December 31, 2017 and at least 45 days prior to the Closing Date, in each case, prepared in accordance with IFRS;

(b)
pro forma consolidated balance sheets and related pro forma consolidated statements of operations of the Borrower for the most recently ended fiscal year for which audited financial statements are provided and for the four‑quarter period ending on the last day of the most recent fiscal quarter ending at least 45 days before the Closing Date, in each case, prepared after giving pro forma effect to each element of the Transactions as if such Transactions had occurred on the last day of such four-quarter period (in the case of such balance sheet) or at the beginning of such period (in the case of such other financial statements) (it being understood that the Acquired Company's financial statements are prepared in accordance with IFRS and, accordingly, such pro forma financial statements shall contain adjustments with respect thereto made in good faith and based upon assumptions believed by the Borrower to be reasonable at the time); and

(c)
projections prepared by management of cash and debt balances, income statements and cash flow statements of the Borrower and its subsidiaries, on an annual basis for each fiscal year after the Closing Date through the term of the Senior Credit Facilities.

8.	[Intentionally Omitted]
9.
Wells Fargo Securities shall have received (a) at least ten business days prior to the Closing Date, a Beneficial Ownership Certification under 31 C.F.R. 1010.230 that has been requested at least fifteen business days prior to the Closing Date and (b) at least five business days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable "know your customer" and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act, that has been requested at least ten business days prior to the Closing Date.

10.
All fees and expenses due to the Lenders, the Commitment Parties and counsel to the Commitment Parties pursuant to the Commitment Letter and the Fee Letter will have been paid (or if requested by the Borrower, offset against the proceeds of the Incremental Term Loan).

11.
Wells Fargo Securities shall have been afforded a period (the "Marketing Period") in which to syndicate the Incremental Term Loan and, if applicable, the Replacement Facility, of at least 10 consecutive business days after the receipt of the Required Information (as defined below); provided that upon the occurrence of the Structure Flex Date (as defined in the Fee Letter) during the period set forth above, the Marketing Period shall be deemed to be automatically extended for an additional period of 10 consecutive business days beginning on the Structure Flex Date; provided, further, that notwithstanding anything to the contrary herein or in the Fee Letter, in no event shall the Marketing Period extend beyond twenty (20) consecutive business days after the commencement thereof.  The Marketing Period shall commence on the date of Wells Fargo Securities' receipt of the Required Information.

"Required Information" means, collectively, all information customarily provided by a borrower and necessary for inclusion in a customary confidential information memorandum for senior secured credit facilities (including the financial statements referred to in the preceding clause 7 hereof; provided that after the commencement of the Marketing Period, the requirement to deliver unaudited consolidated balance sheets and related consolidated statements of income pursuant to clause 7(a) hereof and pro forma consolidated balance sheets and related pro forma consolidated statements of operations pursuant to clause 7(b) hereof, in each case, for any fiscal quarter after June 30, 2018, shall not terminate or restart the Marketing Period); provided that the "Required Information" shall not include (a) any financial information concerning the Acquired Company and its subsidiaries other than the financial information set forth in clause 7 hereof and (b) any other information other than such information as the Borrower and the Acquired Company and their respective subsidiaries maintain in the ordinary course of their business or that is existing or reasonably available and in the possession and control of the Borrower, the Acquired Company or their respective subsidiaries.
If the Borrower in good faith reasonably believes that it has delivered any of the Required Information it may deliver to Wells Fargo Securities written notice to that effect (stating when it believes it completed such applicable delivery), in which case such Required Information shall be deemed to have been delivered on the date of the applicable notice (or such later date specified in such notice), unless Wells Fargo Securities in good faith reasonably believes that the Borrower has not completed delivery of such Required Information and, within 3 business days after its receipt of such notice from the Borrower, delivers a written notice to the Borrower to that effect (stating with reasonable specificity the Required Information that has not been delivered).
Notwithstanding the foregoing, such period shall not be required to be consecutive to the extent it would include the periods (i) from August 24, 2018 through and including September 3, 2018 and (ii) from November 22, 2018 through and including November 25, 2018 (which dates shall be excluded from the Marketing Period).

Exhibit I to Annex B

Form of Solvency Certificate

[________], 2018
This Solvency Certificate is being executed and delivered pursuant to Section [__] of that certain [First Amendment and Incremental Facility Amendment] dated as of the date hereof (the "Amendment"), which amends that certain Credit Agreement dated as of September 29, 2017 (as amended as of the date hereof, the "Credit Agreement") by and among Emergent BioSolutions Inc., a Delaware corporation (the "Borrower"), the lenders party thereto and Wells Fargo Bank, National Association, as administrative agent.  Capitalized terms used but not defined herein shall have the meanings assigned to them in (i) the Amendment and (ii) if not defined in the Amendment, in the Credit Agreement.

I, [____], the [Chief Financial Officer] of the Borrower, in such capacity and not in an individual capacity, hereby certify as follows:

1.
I am generally familiar with the finances, businesses and assets of the Borrower and its Subsidiaries, taken as a whole, and am duly authorized to execute this Solvency Certificate on behalf of the Borrower pursuant to the Amendment.  I have reviewed the Loan Documents and such other documentation and information and have made such investigation and inquiries as I have deemed necessary and prudent therefor;

2.
As of the date hereof and after giving effect to the Transactions and the incurrence of the indebtedness and obligations being incurred in connection with the Amendment and the Transactions, that, (i) the fair value of the property of the Borrower and its Subsidiaries, taken as a whole, is greater than the total amount of liabilities, including contingent liabilities, of the Borrower and its Subsidiaries, taken as a whole, (ii) the present fair salable value of the assets of the Borrower and its Subsidiaries, taken as a whole, is not less than the amount that will be required to pay the probable liability of the Borrower and its Subsidiaries, taken as a whole, on its debts as they become absolute and matured, (iii) the Borrower and its Subsidiaries, taken as a whole, do not intend to, and does not believe that it will, incur debts or liabilities beyond the ability of the Borrower and its Subsidiaries, taken as a whole, to pay such debts and liabilities as they mature, (iv) the Borrower and its Subsidiaries, taken as a whole, are not engaged in business or a transaction, and is not about to engage in business or a transaction, for which the property of the Borrower and its Subsidiaries, taken as a whole, would constitute an unreasonably small capital, and (v) the Borrower and its Subsidiaries, taken as a whole, is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business.  For purposes hereof, the amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability; and

3.	I acknowledge that the Administrative Agent and the Lenders are relying on the truth and accuracy of this Solvency Certificate in connection with the making of loans under the Amendment.
[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, I have executed this Solvency Certificate on the date first written above.

EMERGENT BIOSOLUTIONS, INC.

By:
Name:
Title: [Chief Financial Officer]